UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2014

Celladon Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36183	33-0971591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11988 El Camino Real, Suite 650 San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 366-4288

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 18, 2014, Celladon Corporation (the “Company”) and Enterprise Partners Management, LLC (“Enterprise”), an affiliate of Enterprise Partners Venture Capital, entered into an Assignment and License Agreement (the “Agreement”), pursuant to which Enterprise granted to the Company an exclusive, worldwide license and the assignment of patents held by Enterprise relating to certain gene therapy applications of the membrane-bound form of the Stem Cell Factor gene (mSCF) for treatment of cardiac ischemia. The Company has the right to grant sublicenses to third parties under the Agreement.

In consideration for the rights granted to the Company under the Agreement, the Company paid an upfront fee to Enterprise of $160,000. The Company is also obligated to pay to Enterprise a milestone payment in the amount of $1,000,000 upon the grant to the Company, a Company affiliate or a Company sublicensee of the first regulatory approval in the United States of a product that is covered by the licensed patents. In addition, the Company is required to pay to Enterprise a 2% royalty on net sales of products sold by the Company, Company affiliates and Company sublicensees that are covered by the licensed patents. The Company’s royalty obligations continue on a product-by-product and country-by-country basis until the expiration of the last-to-expire valid claim in the licensed patents covering a licensed product in such country.

The Company may unilaterally terminate the agreement upon written notice to Enterprise. Enterprise may terminate the agreement in the event of the Company’s material breach of the Agreement if such breach remains uncured for 90 days following receipt of written notice of such breach. Absent early termination, the Agreement will automatically terminate upon the expiration of the last-to-expire of the licensed patents containing a valid claim.

The foregoing description is only a summary of certain provisions of the Agreement and is qualified in its entirety by the terms of the Agreement, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Assignment and License Agreement, by and between the Registrant and Enterprise Partners Management, LLC, dated July 18, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Celladon Corporation

Dated: July 21, 2014

	By:	/s/ Paul Cleveland
Paul Cleveland
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Assignment and License Agreement, by and between the Registrant and Enterprise Partners Management, LLC, dated July 18, 2014.